Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE	CONTACT:	Karen Blomquist

Senior Manager, Investor Relations

(603) 773-1212
TIMBERLAND REPORTS FIRST-QUARTER RESULTS
STRATHAM, NH, June 27, 2007 — The Timberland Company (NYSE: TBL) today reported first-quarter net income of $9.3 million and diluted earnings per share (EPS) of $0.15. First-quarter diluted EPS was $0.22 when adjusted to exclude restructuring costs related to previously announced decisions to license the Company’s North America wholesale apparel business and globally restructure its organization around key consumer markets. These results compare to first-quarter 2006 net income (as restated) of $26.1 million, and diluted EPS of $0.40 or $0.41 when adjusted to exclude restructuring and related costs.
•	First-quarter revenue was down 3.9% driven primarily by declines in boots and kids’ footwear, which were partially offset by gains in SmartWool and in Timberland PRO. Foreign exchange rate changes increased first-quarter 2007 revenues by approximately $11.8 million, or 3.3% due to the strength of the Euro and the British Pound, and increased operating income by approximately $7 million.

•	International revenue increased 4.1%, but declined 2.1% on a constant dollar basis, driven by weakness in Europe as a result of anticipated declines in boots and kids’ sales which were partially offset by strong growth in Asia. U.S. revenues decreased 13.2%, impacted by unseasonable weather trends which added to anticipated pressures on boots and kids’ sales.

•	First-quarter results reflected declines in global footwear sales which were partially offset by modest global gains in apparel and accessories revenue. Apparel and accessories revenue grew 4.4% to $95.4 million, as gains in SmartWool and the addition of Howies offset declines in Timberland® brand apparel. Global footwear revenue fell 7.2% to $235.6 million as declines in boots and kids’ sales as well as modest declines in casual footwear and outdoor performance were partially offset by gains in Timberland PRO® series footwear.

•	Global wholesale revenue decreased 7.3% to $259.0 million reflecting the anticipated declines in boots and kids’ footwear sales. Worldwide consumer direct revenue increased 10.0% to $77.3 million, reflecting comparable store sale gains in the U.S. and Asia, along with the benefit of new store openings globally, which offset a comparable store sales decline in Europe.

•	Operating profit for the quarter was $13.6 million, down from $40.1 million in the prior year period. Operating profit excluding restructuring costs was $20.1 million, down $20.4 million versus comparable prior year levels. Profit declines were driven by anticipated pressures on gross margins and increased costs related to investments in support of growth strategies, including global business expansion and development of Timberland’s brand portfolio.

•	Timberland repurchased approximately 348 thousand shares in the first quarter at a total cost of $10.0 million. It ended the quarter with $119.7 million in cash and no debt. Inventory at quarter end was $183.5 million, up 4.9% versus 2006 first-quarter levels, primarily reflecting increased product costs and inventory associated with new brands such as Howies ® and GoLite ® . Accounts receivable increased 4.0% to $199.7 million, impacted by later timing of sales in the quarter.

•	The Company remains committed to improving performance in its boots and kids’ businesses, supported by a disciplined product supply and distribution strategy that is aligned with the premium position the Company seeks to maintain with consumers. The Company continues to expect to see significant sales declines in boots and kids’ sales in 2007, likely in the range of $100 million globally and believes that revenue levels will be flat to a low single digit percentage range decline compared to the prior year. Lower boots and kids’ sales and impacts from higher relative product costs will place continued pressure on operating margins, with expectations for full-year declines of approximately 300 to 350 basis points compared to prior year levels excluding restructuring costs. In the second quarter of 2007, the Company anticipates that margin pressures will contribute to a decline in operating profits of approximately $12 million and will result in a net loss in the range of $18 to $20 million excluding restructuring costs.
Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “While near-term hurdles remain, we are committed to our strategy for the long-term growth of the Timberland brand and enterprise. We continue to broaden our portfolio with acquisitions such as SmartWool, GoLite, Howies and IPATH so that we can reach more consumers than ever before; we are more focused than ever on creating authentic and relevant product for our targeted consumers; and we are streamlining our business operations in order to drive greater efficiencies. While I am not satisfied with where we stand today, I am encouraged by the strength of our new management structure, our strategic focus and the resolve of our employees and believe that we are positioning ourselves to make important progress in the future.”
Note that comments made by the Company and Mr. Swartz are Timberland’s performance targets, based on current expectations. These comments are forward-looking, and actual results may differ materially.
As previously announced, Timberland will be hosting a conference call to discuss first-quarter results tomorrow at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling 617.786.2904 and providing access code number 93823555. Replays of this conference call will be available through the investor relations section of the Company’s website.
Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company™, Miōn®, GoLite® Howies® and IPATH® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).
This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding The Timberland Company’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause the results of The Timberland Company to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) the Company’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) the Company’s ability to profitably sell certain footwear products in European Member States in light of anti-dumping duties and measures imposed by the European Commission with respect to leather footwear imported from China and Vietnam; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC. The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
This press release also includes discussion of constant dollar revenue changes and operating profit and diluted EPS excluding restructuring and related costs, which are non-GAAP measures. As required by SEC rules, the Company has provided reconciliations of these measures on attached tables that follow its financial statements. Additional required information is located in the Form 8-K furnished to the SEC on June 27, 2007.
# # #

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

		December 31,
	March 30, 2007	2006	March 31, 2006
		(As Restated)	(As Restated)
Assets
Current assets
Cash and equivalents	$119,695	$181,698	$125,284
Accounts receivable, net	199,695	204,016	192,087
Inventory	183,500	186,765	174,945
Prepaid expense	48,785	42,130	37,424
Prepaid income taxes	16,363	12,353	—
Deferred income taxes	15,286	21,633	19,918
Derivative assets	83	176	2,099

Total current assets	583,407	648,771	551,757

Property, plant and equipment, net	92,955	94,640	81,998

Deferred income taxes	23,613	18,553	3,365

Goodwill and intangible assets, net	87,147	87,582	79,749

Other assets, net	12,457	10,831	10,579

Total assets	$799,579	$860,377	$727,448

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$77,445	$110,031	$70,025
Accrued expense and other current liabilities	102,806	122,734	82,852
Income taxes payable	5,115	49,938	20,781
Derivative liabilities	2,600	2,925	—

Total current liabilities	187,966	285,628	173,658

Other long-term liabilities	39,690	13,064	15,633

Stockholders’ equity	571,923	561,685	538,157

Total liabilities and stockholders’ equity	$799,579	$860,377	$727,448

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)

	For the Three Months Ended
	March 30,	March 31,
	2007	2006
		(As Restated)
Revenue	$336,329	$349,811
Cost of goods sold	174,750	175,881

Gross profit	161,579	173,930

Operating expense
Selling	110,083	104,749
General and administrative	31,351	28,634
Restructuring and related costs	6,526	481

Total operating expense	147,960	133,864

Operating income	13,619	40,066

Other income
Interest income, net	1,130	1,105
Other, net	(623)	(571)

Total other income	507	534

Income before provision for income taxes	14,126	40,600

Provision for income taxes	4,873	14,535

Net income	$9,253	$26,065

Earnings per share:
Basic	$.15	$.41

Diluted	$.15	$.40

Weighted-average shares outstanding
Basic	61,099	63,583

Diluted	61,995	64,996

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Three Months Ended
	March 30,	March 31,
	2007	2006
		(As Restated)
Cash flows from operating activities:
Net income	$9,253	$26,065
Adjustments to reconcile net income to net cash used by operating activities:
Deferred income taxes	1,287	5,696
Share-based compensation	1,704	5,271
Depreciation and other amortization	7,656	6,500

Tax benefit from share-based compensation, net of excess benefit	653	1,405
Unrealized (gain)/loss on derivatives	(232)	3,945
Other non-cash charges/(credits), net	689	(275)
Increase/(decrease) in cash from changes in working capital:
Accounts receivable	5,519	(21,676)
Inventory	3,532	(7,521)
Prepaid expense	(6,355)	(3,670)
Accounts payable	(33,306)	(28,079)
Accrued expense	(19,454)	(20,530)
Income taxes prepaid and payable, net	(27,040)	(26,869)

Net cash used by operating activities	(56,094)	(59,738)

Cash flows from investing activities:
Additions to property, plant and equipment	(5,220)	(5,528)
Other	(667)	(238)

Net cash used by investing activities	(5,887)	(5,766)

Cash flows from financing activities:
Common stock repurchases	(11,002)	(35,902)
Issuance of common stock	9,922	10,454
Excess tax benefit from stock option and employee stock purchase plans	915	2,270

Net cash used by financing activities	(165)	(23,178)

Effect of exchange rate changes on cash and equivalents	143	803

Net decrease in cash and equivalents	(62,003)	(87,879)
Cash and equivalents at beginning of period	181,698	213,163

Cash and equivalents at end of period	$119,695	$125,284

THE TIMBERLAND COMPANY
REVENUE ANALYSIS
(Amounts in Thousands, Unaudited)

	For the Three Months Ended
	March 30,	March 31,
	2007	2006	Change

Revenue by Segment:
U.S. Wholesale	$105,215	$127,356	(17.4%)
U.S. Consumer Direct	33,991	33,060	2.8%

Total U.S.	139,206	160,416	(13.2%)

Europe	151,338	149,583	1.2%
Asia	37,655	31,432	19.8%
Other Foreign	8,130	8,380	(3.0%)

Total International	197,123	189,395	4.1%

Revenue by Product:
Footwear	235,637	253,948	(7.2%)
Apparel and Accessories	95,406	91,400	4.4%
Royalty and Other	5,286	4,463	18.4%

Revenue by Channel:
Wholesale	259,037	279,562	(7.3%)
Consumer Direct	77,292	70,249	10.0%

Comparable Store Sales:
Domestic Retail	1.9%	(12.8%)
Global Retail	(1.2%)	(10.8%)

THE TIMBERLAND COMPANY
RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE CHANGES
TO CONSTANT DOLLAR REVENUE CHANGES
(Amounts in Thousands, Unaudited)
Total Company Revenue Reconciliation:

	For the Three Months Ended
	March 30, 2007
	$ Change	% Change

Revenue decrease (GAAP)	$(13,482)	(3.9%)
Increase due to foreign exchange rate changes	11,790	3.3%

Revenue decrease in constant dollars	$(25,272)	(7.2%)
Total International Revenue Reconciliation:

	For the Three Months Ended
	March 30, 2007
	$ Change	% Change

Revenue increase (GAAP)	$7,728	4.1%
Increase due to foreign exchange rate changes	11,790	6.2%

Revenue decrease in constant dollars	$(4,062)	(2.1%)
Europe Revenue Reconciliation:

	For the Three Months Ended
	March 30, 2007
	$ Change	% Change

Revenue increase (GAAP)	$1,755	1.2%
Increase due to foreign exchange rate changes	11,877	7.9%

Revenue decrease in constant dollars	$(10,122)	(6.7%)
Asia Revenue Reconciliation:

	For the Three Months Ended
	March 30, 2007
	$ Change	% Change

Revenue increase (GAAP)	$6,223	19.8%
Decrease due to foreign exchange rate changes	(19)	(0.1%)

Revenue increase in constant dollars	$6,242	19.9%

THE TIMBERLAND COMPANY
RECONCILIATION OF OPERATING PROFIT AND DILUTED EPS TO OPERATING PROFIT AND
DILUTED EPS EXCLUDING RESTRUCTURING AND RELATED COSTS
(Unaudited)
RECONCILIATION OF OPERATING PROFIT TO OPERATING PROFIT EXCLUDING RESTRUCTURING AND RELATED COSTS
(Dollars in Thousands, Unaudited)

	For the Three Months	For the Three Months
	Ended March 30, 2007	Ended March 31, 2006
		(As Restated)
Operating profit (GAAP)	$13,619	$40,066
Restructuring and related costs	6,526	481

Operating profit excluding restructuring and related costs	$20,145	$40,547

RECONCILIATION OF DILUTED EPS TO DILUTED EPS EXCLUDING RESTRUCTURING AND RELATED COSTS

	For the Three Months	For the Three Months
	Ended March 30, 2007	Ended March 31, 2006
		(As Restated)
Diluted EPS (GAAP)	$0.15	$0.40
Per share impact of restructuring and related costs	0.07	0.01

Diluted EPS excluding restructuring and related costs	$0.22	$0.41